Exhibit 14(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-183175 on Form N-14 of our report dated January 20, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Stock Selector Mid Cap Fund appearing in the Annual Report on Form N-CSR of Fidelity Advisor Stock Selector Mid Cap Fund for the year ended November 30, 2011, and to the references to us under the headings "Additional Information About The Funds," "Experts," and "Representations and Warranties of the Acquiring Fund" in the Proxy Statement and Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
____________________________
Boston, Massachusetts
September 18, 2012